Exhibit 4.6

                        AMENDMENT TO M.S. CARRIERS, INC.
                           INCENTIVE STOCK OPTION PLAN

     WHEREAS, the M.S. Carriers, Inc. Incentive Stock Option Plan (the "Plan") was adopted by M.S. Carriers, Inc. (the "Company") on February 28, 1986, under which options may be granted from time to time to eligible employees of the Company;

     WHEREAS, the Company desires to amend the Plan in order to provide for continued disinterested administration of the Plan to allow for grants of options under the Plan to be exempt from Section 16(b) of the Securities Exchange Act of 1934; and

     WHEREAS, the Company desires to document the prior elimination of any restriction on the transfer of shares purchased under the Plan.

     NOW, THEREFORE, the M.S. Carriers, Inc. Incentive Stock Option Plan is hereby amended in the following manner:

                                       I.

     Section 2. ADMINISTRATION OF THE PLAN. is hereby deleted in its entirety and the following is substituted in its place:

     2. ADMINISTRATION. The Plan shall be administered by the members of the Executive Compensation Committee of the Board of Directors who are not employees of the Company (the "Committee"), which committee shall consist of not less than two members. Meetings will beheld at such times and places as shall be determined by the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. In addition, the Committee may take any action otherwise proper under the Plan by the unanimous written consent of its members. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his own part, including but not limited to, the exercise of any power or discretion given to him under the Plan, except those resulting from his own gross negligence or willful misconduct. All questions of interpretation and application of the Plan, or of options granted hereunder shall be subject to the determination, which shall be final and binding, of a majority of the Committee.
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                                       II.

     Section 13. RESTRICTION ON TRANSFER OF SHARES. is hereby deleted in its entirety.

     IN WITNESS WHEREOF, this Amendment has been executed this 11th day of December, 1995.

                                        M.S. Carriers, Inc.


                                        By: /s/ M. J. Barrow
                                            ------------------------------------
                                            M. J. Barrow, Secretary